Exhibit 10.1

FORM OF PERFORMANCE SHARE AWARD
AGREEMENT

THIS PERFORMANCE SHARE AWARD AGREEMENT (this "Agreement") is entered into effective as of _______, 20__ (the "Grant Date"), by CRAFT BREW ALLIANCE, INC., a Washington corporation (the "Company"), and _____________________________ (the "Participant").

RECITALS

A.            The Company has adopted the 2014 Stock Incentive Plan (the "Plan"). Capitalized terms that are used but not defined in this Agreement will have the meanings given those terms in the Plan.

B.             The Committee has designated the Participant to receive an Award of Performance Units (referred to in this Agreement as Performance Shares) under the Plan.

NOW, THEREFORE, the Company and the Participant agree as follows:

1.             Performance Share Award. The Company grants to the Participant an Award (the "Award") in a target amount of ______ shares of Common Stock (the "Performance Shares") for the period beginning on the Grant Date and ending on March 31, 20__ (the "Performance Period"). The actual number of Performance Shares that will be issued to the Participant pursuant to this Agreement will be determined as described in Section 2 below, based on the actual results of the Company for the three fiscal years ending December 31, 20__ (the "Measurement Period"). The Award is subject to all of the provisions of the Plan and the terms and conditions specified in this Agreement.

2.             Performance Goals.

a.             The Performance Shares earned pursuant to the Award will vest on the last day of the Performance Period specified above (the "Vesting Date"), subject to the written certification by the Committee of the achievement of the Performance Goals set forth on Attachment A and the Participant's continued employment through the Vesting Date. The number of Performance Shares, if any, that may be earned based on achievement of the Performance Goals will be as set forth below, subject to the Flex set forth in Section 2b for performance above or below 100% of the respective Performance Goal.

Percentage of Award Earned Relative to Each Performance Goal:

Performance Goal	% of Award Earned

b.           The number of Performance Shares to be vested and issued pursuant to the Award will be determined as set forth below (the "Flex"):

i.           To the extent that achievement of a given Performance Goal is below 100% of the target level shown on Attachment A, the number of Performance Shares to be vested and issued will be reduced ratably by ___% for each 1% of shortfall up to a maximum downward adjustment of ___% for ________ and ___% for ________. If achievement of a given Performance Goal is below the minimum threshold shown on Attachment A, no Performance Shares will vest with respect to that goal.

ii.           To the extent that achievement of a given Performance Goal is above 100% of the target level shown on Attachment A, the number of Performance Shares to be vested and issued will be increased ratably by ___% for each 1% of overachievement, with a maximum upward adjustment of ___% for _______ and ___% for ________. In no event will the total number of Performance Shares issued under the Award exceed 125% of the target amount specified in Section 1 above.

3.            Settlement of Award. The Award will be settled on a settlement date selected by the Committee as soon as practicable after the end of the Performance Period, and in no case later than 30 days following the Vesting Date, by the delivery to the Participant of an unrestricted certificate for all the Performance Shares vested under this Agreement.

4.            Other Documents. The Participant will be required to furnish to the Company such other documents or representations as the Company may require to assure compliance with applicable laws and regulations as a condition of the Company's obligation to issue any Performance Shares.

5.            Forfeiture. Except to the extent otherwise determined by the Committee in its sole discretion pursuant to the provisions of Section 10 of the Plan, the Participant's rights in all Performance Shares subject to this Agreement that have not vested will be forfeited, and the Award will be canceled and the Participant will not receive any Performance Shares or other payment with respect to the Award, upon termination of the Participant's employment (or business relationship) with the Company and its Affiliates for any reason prior to the Vesting Date. On the Vesting Date, any Performance Shares subject to the Award that have not vested will be forfeited.

6.            Clawback/Recovery. Any compensation paid to the Participant under this Award may be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company's securities are listed or quoted or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, including the Sarbanes-Oxley Act of 2002. Participant agrees to promptly repay any such compensation as directed by the Company under any such clawback.

7.            Capitalization Adjustments. Capitalization adjustments to the Performance Shares, if any, will be made as required by Section 10.1 of the Plan.

8.            Rights as Shareholder. Prior to the issuance of Performance Shares in settlement of the Award, the Participant will have no rights as a shareholder of the Company with respect to the Award or the Performance Shares.

9.            Tax Withholding and Reimbursement. Participant must satisfy all federal, state and local tax withholding obligations relating to the settlement of the Award. The Participant may, by written notice to the Company which complies with any applicable timing restrictions imposed pursuant to Rule 16b-3 under the Exchange Act, elect to have withholding taxes satisfied by withholding shares from the shares of Common Stock otherwise issuable to the Participant in settlement of the Award; provided that the Committee may rescind this right by notice to the Participant not less than three months prior to the Vesting Date.  In no event will the amount withheld exceed the minimum amount of tax required to be withheld by law in connection with settlement of the Award. To the extent Participant does not otherwise satisfy such withholding obligations, the Company is authorized to require the Participant to remit to the Company, or to withhold from the Participant's other compensation, any withholding and payroll taxes imposed on the Company in connection with or with respect to the settlement of the Award.

10.          Entire Agreement; Amendments; Binding Effect. This Agreement, together with the Plan, constitutes the entire agreement and understanding between the Company and the Participant regarding the subject matter hereof. Except as permitted by the Plan, no amendment of the Award or this Agreement, or waiver of any provision of this Agreement or the Plan, shall be valid unless in writing and duly executed by the Company and the Participant. The failure of any party to enforce any of that party's rights against the other party for breach of any of the terms of this Agreement or the Plan shall not be construed as a waiver of such rights as to any continued or subsequent breach. This Agreement shall be binding upon the Participant and his or her heirs, successors and assigns.

11.          Code Section 409A. This Agreement is intended to be exempt from the requirements of Code Section 409A by reason of all payments under this Agreement being "short-term deferrals" within the meaning of Treas. Reg. § 1.409A-1(b)(4). All provisions of this Agreement shall be interpreted in a manner consistent with preserving this exemption.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

"Company"	CRAFT BREW ALLIANCE, INC.

By
[Name]
[Title]

"Participant"